PROSPECTUS SUPPLEMENT dated September 21, 2005 (to Prospectus dated July 1, 2004)	Rule 424(b)(3) File No. 333-116822

JPMORGAN CHASE & CO.

Debt Securities
Preferred Stock
Depositary Shares
Warrants

This Prospectus Supplement supplements our Prospectus dated July 1, 2004, relating to our debt securities, preferred stock, depositary shares and warrants (the "Prospectus")

ADDITIONAL COMPANY SENIOR SECURITIES

The following is added to the section of the Prospectus entitled "Company Debt Securities
Company Senior Securities" following the summary terms of the "3.50% Notes Due 2009" to reflect the issuance of the Company Senior Securities described below following the date of the Prospectus:

Floating Rate Notes due 2009
Initial principal amount of series (subject to increase): Maturity date: Interest payment dates: Record dates: Issuance date: Interest rate:	$1,000,000,000 October 2, 2009 January 2, April 2, July 2 and October 2 December 15, March 15, June 15 and September 15 September 29, 2004 LIBOR Telerate reset quarterly + 0.19%

3.80% Notes due 2009
Initial principal amount of series (subject to increase): Maturity date: Interest payment dates: Record dates: Issuance date:	$500,000,000 October 2, 2009 April 2 and October 2 March 15 and September 15 September 29, 2004

5-5/8% Notes due 2006

Initial principal amount of series issued August 14, 2001:

Additional principal amount of series issued November 12, 2004:
Aggregate principal amount of series (subject to increase):
Maturity date:
Interest payment dates:
Record dates:

$1,500,000,000 $ 500,000,000 $2,000,000,000 August 15, 2006 February 15 and August 15 February 1 and August 1

4.50% Notes due 2012
Initial principal amount of series (subject to increase): Maturity date: Interest payment dates: Record dates: Issuance date:	$850,000,000 January 15, 2012 January 15 and July 15 January 1 and July 1 December 14, 2004

4.75% Notes due 2015
Initial principal amount of series (subject to increase): Maturity date: Interest payment dates: Record dates: Issuance date:	$1,250,000,000 March 1, 2015 March 1 and September 1 February 15 and August 15 February 25, 2005

The following is added to the section of the Prospectus entitled "Company Debt Securities Company
Senior Securities" following the summary terms of the Company's outstanding Senior Medium-Term
Notes, Series C to reflect the issuance, following the date of the Prospectus, of the Company Senior
Securities described below:

Additional Senior Medium-Term Notes, Series C

We have issued $4,800,000,000 aggregate principal amount of our Senior Medium-Term Notes, Series C (the "Series C Notes") since the date of the Prospectus. In the table below we specify the following terms of those Series C Notes:
o   Issuance date;
o   Principal amount;
o   Maturity date; and
o   Interest rate and redemption terms, if any.

The interest rate bases or formulas applicable to Series C Notes that bear interest at floating rates are indicated in the table below. The Series C Notes are not subject to a sinking fund and are not redeemable unless a redemption date is indicated below. Unless otherwise indicated below, Series C Notes that are redeemable are redeemable at 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date.

Issuance Date	Principal Amount	Maturity Date	Interest Rate/ Redemption Terms

January 25, 2005	$ 2,750,000,000	January 25, 2008	LIBOR Telerate reset quarterly + 0.07%

March 24, 2005	$ 2,000,000,000	April 1, 2008	LIBOR Telerate reset quarterly + 0.06%

May 9, 2005	$ 50,000,000	May 9, 2008	LIBOR Telerate reset quarterly + 0.03%

ADDITIONAL COMPANY SUBORDINATED SECURITIES

The following is added to the section of the Prospectus entitled "Company Debt Securities Company Subordinated Securities" following the summary terms of the 4.875% Subordinated Notes Due 2014 to reflect the issuance of the Company Subordinated Securities described below following the date of the prospectus:

4.891% Fixed Rate/Floating Rate Subordinated Notes due 2015
Initial principal amount of series (subject to increase): Maturity date: Interest payment dates: Record dates: Issuance date: Interest rate: Redemption provisions:

$550,000,000
September 1, 2015
March 1 and September 1 until September 1, 2010 and on the last day of each month thereafter beginning September 30, 2010.
February 15 and August 15 for the Fixed Rate Period (as defined below) and the 15th day of each month for the Floating Rate Period (as defined below).
August 24, 2005
4.891% from August 24, 2005 to but excluding September 1, 2010 (the "Fixed Rate Period"). From and after September 1, 2010 (the "Floating Rate Period"), LIBOR Telerate reset monthly plus 1.29%.
Redeemable September 1, 2010 and on the last day of each month thereafter beginning September 30, 2010.

The following is added to the section of the Prospectus entitled "Company Debt Securities
Company Subordinated Securities" following the summary terms of the Company's outstanding
JPMorgan Chase Subordinated Notes, Series B to reflect the issuance, following the date of the
Prospectus, of the Company Subordinated Securities described below:

JPMorgan Chase Subordinated Notes, Series B

We have issued $76,429,000 aggregate principal amount of our JPMorgan Chase Subordinated Notes, Series B (the "Series B Notes") since the date of the Prospectus. In the table below we specify the following terms of those Series B Notes:
o   Issuance date;
o   Principal amount;
o   Maturity date; and
o   Interest rate and redemption terms, if any.

The interest rate bases or formulas applicable to Series B Notes that bear interest at floating rates are indicated in the table below. The Series B Notes are not subject to a sinking fund and are not redeemable unless a redemption date is indicated below. Unless otherwise indicated below, Series B Notes that are redeemable are redeemable at 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date.

Issuance Date	Principal Amount	Maturity Date	Interest Rate/ Redemption Terms

February 2, 2005	$ 2,358,000	February 15, 2030	5.40%; redeemable beginning February 15, 2010, and on the 15th of each month thereafter.

February 3, 2005	$ 10,000,000	February 15, 2030	5.45%; redeemable beginning February 15, 2010, and on the 15th of each month thereafter.

February 16, 2005	$ 1,145,000	February 15, 2025	5.25%; redeemable beginning February 15, 2009, and on the 15th of each month thereafter.

February 24, 2005	$ 2,985,000	March 15, 2018	5.00%; redeemable beginning March 15, 2007, and on the 15th of each month thereafter.

February 24, 2005	$ 2,674,000	March 15, 2030	5.45%; redeemable beginning March 15, 2010, and on the 15th of each month thereafter.

March 2, 2005	$ 1,070,000	March 15, 2019	5.25%; redeemable beginning March 15, 2007, and on the 15th of each month thereafter.

March 2, 2005	$ 3,497,000	March 15, 2030	5.55%; redeemable beginning March 15, 2010, and on the 15th of each month thereafter.

March 9, 2005	$ 110,000	March 15, 2025	5.45%; redeemable beginning March 15, 2008, and on the 15th of each month thereafter.

March 9, 2005	$ 2,027,000	March 15, 2030	5.55%; redeemable beginning March 15, 2010, and on the 15th of each month thereafter.

March 16, 2005	$ 230,000	March 15, 2018	5.25%; redeemable beginning March 15, 2007, and on the 15th of each month thereafter.

March 16, 2005	$ 3,540,000	March 15, 2030	5.55%; redeemable beginning March 15, 2010, and on the 15th of each month thereafter.

March 23, 2005	$ 2,122,000	April 15, 2018	5.45%; redeemable beginning October 15, 2007, and on the 15th of each month thereafter.

March 23, 2005	$ 11,299,000	April 15, 2030	5.75%; redeemable beginning April 15, 2010, and on the 15th of each month thereafter.

Issuance Date	Principal Amount	Maturity Date	Interest Rate/ Redemption Terms

March 30, 2005	$ 1,196,000	April 15, 2018	5.45%; redeemable beginning October 15, 2007, and on the 15th of each month thereafter

March 30, 2005	$ 1,260,000	April 15, 2030	5.75%; redeemable beginning April 15, 2010, and on the 15th of each month thereafter

April 29, 2005	$ 10,000,000	May 15, 2025	5.50%; redeemable beginning May 15, 2009 and on each quarterly interest payment date thereafter

May 4, 2005	$ 270,000	May 15, 2017	5.10%; redeemable beginning November 15, 2007, and on the 15th of each month thereafter

May 4, 2005	$ 60,000	May 15, 2030	5.50%; redeemable beginning May 15, 2010, and on the 15th of each month thereafter

May 11, 2005	$ 2,049,000	May 15, 2018	5.25%; redeemable beginning November 15, 2007, and on the 15th of each month thereafter

May 18, 2005	$ 3,628,000	May 15, 2018	5.30%; redeemable beginning November 15, 2007, and on the 15th of each month thereafter

May 25, 2005	$ 2,238,000	June 15, 2018	5.15%; redeemable beginning December 15, 2007, and on the 15th of each month thereafter

June 1, 2005	$ 1,151,000	June 15, 2018	5.15%; redeemable beginning December 15, 2007, and on the 15th of each month thereafter

June 8, 2005	$ 2,496,000	June 15, 2020	5.15%; redeemable beginning June 15, 2008, and on the 15th of each month thereafter

June 15, 2005	$ 3,973,000	July 15, 2020	5.10%; redeemable beginning July 15, 2008, and on the 15th of each month thereafter

August 3, 2005	$ 394,000	August 15, 2025	5.35%; redeemable beginning August 15, 2009, and on the 15th of each month thereafter

August 10, 2005	$ 1,070,000	August 15, 2017	5.30%; redeemable beginning February 15, 2008, and on each quarterly interest payment date thereafter

Issuance Date	Principal Amount	Maturity Date	Interest Rate/ Redemption Terms

August 17, 2005	$ 830,000	August 15, 2017	5.35%, redeemable beginning February 15, 2008, and on the 15th of each month thereafter

August 31, 2005	$ 1,310,000	September 15, 2018	5.30%, redeemable beginning March 15, 2008, and on each semi-annual interest payment date thereafter

September 7, 2005	$ 1,100,000	September 15, 2018	5.25%%, redeemable beginning March 15, 2008, and on each semi-annual interest payment date thereafter

September 21, 2005	$ 1,046,000	October 15, 2025	5.30%, redeemable beginning October 15, 2009, and on the 15th of each month thereafter.